 Exhibit 99.1

Northann Corp. Receives Non-Compliance Notice from NYSE American

Fort Lawn, South Carolina, December 11, 2025 - Northann Corp. (NYSE American: NCL) (the "Company" or "Northann"), today announced it received a notice from the staff of NYSE American LLC (the "Exchange") that the Company was not in compliance with the Exchange's continued listing standards under Section 1003(a)(i) of the NYSE American Company Guide. Section 1003(a)(i) requires a listed company to have stockholders' equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years. In order to regain compliance with Section 1003(a)(i), the Company is now subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide and has until January 7, 2026, to submit a plan (the "Plan") of actions it has taken or will take to regain compliance with the continued listing standards by June 8, 2027.

The Company intends to pay all of its outstanding fees to the Exchange, and timely deliver a Plan to the Exchange. If the Exchange accepts the Plan, the Company will be able to continue its listing during the Plan period and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan until it has regained compliance.

Receipt of the notice from the Exchange has no immediate effect on the listing or trading of the Company’s common stock on the Exchange, and does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission. The common stock will continue to trade under the symbol “NCL”, but will have an added designation of “.BC” to indicate the status of the common stock as “below compliance”.

About Northann Corp.

Founded in 2022 and headquartered in Fort Lawn, South Carolina, Northann Corp. is a leader in additive manufacturing and 3D printing technologies for the building materials industry. Through its flagship brand, Benchwick, the Company provides innovative flooring, decking, and other construction products. Northann boasts a robust portfolio of over 60 granted or pending patents, underscoring its dedication to innovation and sustainability.

Safe Harbor Statement

This release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Actual results may differ materially due to several factors. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, Northann’s results may differ materially from its expectations and projections. While Northann may elect to update these forward-looking statements at some point in the future Northann specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Northann’s assessments of any date after the date of this release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

For further information, please contact:

Investor Relations:

Northann Corp.

ir@northann.com

916-573-3803